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LIST OF SUBSIDIARIES                                                 Exhibit 21

         Following lists the significant subsidiaries of the registrant and the state or jurisdiction of incorporation of each:

         NAME                                                  INCORPORATED

 1)      First National Bank of Pennsylvania                   United States

 2)      Metropolitan National Bank                            United States

 3)      First National Bank of Florida                        United States

 4)      Regency Finance Company                               Pennsylvania

 5)      Roger Bouchard Insurance, Inc.                        Florida

 6)      Gelvin, Jackson & Starr, Inc.                         Pennsylvania

         Metropolitan National Bank also conducts business under the name First County Bank.

         First National Bank of Florida also conducts business under the names First National Bank of Naples, Cape Coral National Bank, First National Bank of Fort Myers, West Coast Guaranty Bank and Citizens Community Bank of Florida.

         Regency Finance Company also conducts business under the names F.N.B. Consumer Discount Company, Citizens Financial Services, Inc. and Finance and Mortgage Acceptance Corporation

         Roger Bouchard Insurance, Inc. also conducts business under the names Connell & Herrig Insurance, Altamura Marsh & Associates, James T. Blalock, OneSource Group, Inc. and Don Ostrowsky & Associates, Inc.

         Gelvin, Jackson & Starr, Inc. also conducts business under the name L.J. Kuder, Inc.